SEED MONEY AGREEMENT

                  SEED MONEY AGREEMENT (the "Agreement") made as of this 24th day of February, 1994 by and between Teachers Insurance and Annuity Association of America ("TIAA") and College Retirement Equities Fund ("CREF"), both nonprofit corporations existing under the laws of the State of New York.

                  1. TIAA hereby agrees to invest in each of the Equity Index Account and the Growth Account the sum of $50,000,000 on April 1 or as soon thereafter as practicable.

                  2. In Consideration for such investment and without deduction of any charges, CREF shall credit TIAA in each of the Equity Index Account and the Growth Account with 2,000,000 accumulated units, each valued at $25.00, of which TIAA shall be the owner. Such accumulation units will share pro rata in the investment performance of each account and shall be subject to the same valuation procedures and the same periodic deductions as are other accumulation units in each such Account.

                  3. TIAA represents that the accumulation units acquired under this Agreement are being, and will be, acquired for investment (and not with a view to distribution or resale to the public) and can be disposed of only by redemption.



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                  4.  Accumulation  units  acquired under this Agreement will be held by TIAA for its own account until redeemed by TIAA. Amounts will be redeemed at prices equal to the respective net asset value of accumulation units of each such Account next determined after CREF receives TIAA's proper notice of redemption.

                  5.  TIAA  may  purchase,   and  CREF  may  issue,   additional
accumulation units of the Equity Index Account and the Growth Account as the parties may agree.

                  6. This Agreement will be construed and enforced in accordance with and governed by the provisions of the Investment Company Act of 1940 and the laws of the State of New York.

                                          TEACHERS INSURANCE AND
                                          ANNUITY ASSOCIATION OF AMERICA

                                          By ____________________________
                                             Executive Vice President

                                          COLLEGE RETIREMENT EQUITIES FUND

                                          By _____________________________
                                              Executive Vice President